Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

July 27, 2017

HELMERICH & PAYNE, INC. ANNOUNCES THIRD QUARTER RESULTS

•	U.S. Land Operations contracted rig count increased by 22 rigs from March 31, 2017 to June 30, 2017 and by 95 rigs from September 30, 2016 to June 30, 2017
•	Growing U.S. Land rig market share(1) is currently at approximately 20% and AC drive rig segment market share at approximately 30%
•	U.S. Land adjusted average rig margin per day increased by over $800(2)

Helmerich & Payne, Inc. (NYSE:HP) reported a net loss of $22 million or $(0.21) per diluted share from operating revenues of $499 million for the third quarter of fiscal 2017.  The net loss per diluted share includes $0.04 of after-tax income comprised of select items  (3).   Net cash provided by operating activities was $90 million for the third quarter of fiscal 2017.

President and CEO John Lindsay commented, “We are pleased with the progress made in the third fiscal quarter and continue to reap the benefits of our integrated business model and the competencies the Company has developed over the past decade in designing, building, and now upgrading AC drive FlexRigs.  Additional demand for super-spec FlexRigs remains in the market even in a mid-$40’s oil price environment and we are responding with upgrades to our existing AC fleet.  H&P is perhaps the only contractor with the right AC rig fleet capacity to grow substantially in a manner that avoids the large investment in new rigs.  Despite the oil price uncertainty and the choppiness that it tends to create in the market, H&P is successfully growing market share and continuing to build its brand.  Our people remain the driving force of our success and the Company continues to place great focus on organizational effectiveness and equipping all of our employees to deliver excellence for the customer. Technology also plays a pivotal role in our success, and on June 2, 2017, the Company closed on the acquisition of MOTIVE Drilling Technologies, Inc.  MOTIVE is a software company that has developed a bit guidance system that utilizes cognitive computing to improve directional drilling decision automation and optimization. MOTIVE is a leader in this space and to date has been used to drill over three million feet of horizontal hole across all of the major U.S. shale plays.

“We believe H&P is well positioned to successfully manage the ongoing U.S. land market and any short term volatility that may exist. We have successfully maintained an industry leading cadence for upgrades which has allowed us to increase our active fleet by 98 rigs during this fiscal year, 86 of which were super-spec upgrades. The efforts undertaken over the past couple of years to enhance organizational effectiveness are paying significant dividends. We have demonstrated the ability to achieve operational scalability, maintain a strong balance sheet, and enhance a healthy team environment throughout the organization.  This is particularly apparent in our ability to respond to demand and add value to the customer. We remain confident about the future for H&P as our competitive advantages remain in our people, performance, technology, reliability and uniform FlexRig fleet.”

Operating Segment Results

U.S. Land Operations:

Segment operating loss narrowed by $44 million (85%) sequentially.  The favorable change was primarily attributable to an increase in quarterly revenue days and a higher rig margin per day average.    The number of quarterly revenue days increased sequentially by approximately 26%, as compared to an estimated 21% for the overall market(4).

Adjusted average rig revenue per day decreased sequentially by $525 to $21,676(2),  as additional rigs returned to work at spot market rates and as long-term contracts signed at higher, prior peak rates expired or reset at or slightly above spot

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July 27, 2017

market rates during the quarter.  The average rig expense per day decreased sequentially by $1,356 to $14,256; the decrease in the average was mostly attributable to a decline in upfront rig start-up expenses as fewer rigs were reactivated this quarter as compared to the prior quarter.   The corresponding adjusted average rig margin per day increased sequentially by $831 to $7,420(2).

Offshore Operations:

Segment operating income increased 9% sequentially primarily due to lower levels of depreciation.   The number of quarterly revenue days decreased sequentially by approximately 8%, and the average rig margin per day increased sequentially by $686 to $11,503.   Additionally, management contracts on platform rigs contributed approximately $4 million to the segment’s operating income.

International Land Operations:

The segment had operating income this quarter as compared to an operating loss the previous quarter.  The $16 million sequential improvement was primarily attributable to the previously disclosed withdrawal by a customer of an early termination notice received for five rigs under long-term contracts.  Excluding the impact of the corresponding retroactive adjustments, the adjusted average rig margin per day was $8,978 and the number of quarterly revenue days was 1,183.  Adjusted average rig margin per day and adjusted quarterly revenue days were higher than expected primarily as a result of the resumption of normal contractual terms on the five previously mentioned rigs.

Operational Outlook for the Fourth Quarter of Fiscal 2017

U.S. Land Operations:

•	Quarterly revenue days expected to increase by approximately 3% to 5% sequentially
•	Average rig revenue per day expected to be slightly over $21,000 (excluding any impact from early termination revenue)
•	Average rig expense per day expected to be roughly $13,700

Offshore Operations:

•	Quarterly revenue days expected to decrease by approximately 10% sequentially
•	Average rig margin per day expected to be approximately $12,500
•	Management contracts expected to generate approximately $4 million in operating income

International Land Operations:

•	Adjusted quarterly revenue days expected to be roughly unchanged sequentially, resulting in approximately 13 average rigs generating revenue days during the quarter
•	Average rig margin per day expected to be roughly $7,500

Other Estimates for Fiscal 2017

•

FY17 capital expenditures are now estimated at roughly $400 million, and potentially higher depending on the timing of expenditures related to upgrading opportunities.  This increase from our prior estimate of $350 million is due to more rigs being upgraded than initially anticipated and higher levels of maintenance capital expenditures as a result of more rigs working than previously estimated.  The revised estimate excludes the acquisition of MOTIVE Drilling Technologies, Inc.

•

FY17 general and administrative expenses are now expected to be approximately $150 million primarily due to the acquisition of MOTIVE Drilling Technologies, Inc., and to a higher level of resources required to support a much higher active rig count than originally anticipated.

Other Highlights

•	H&P’s spot pricing in the U.S. Land market continued to increase (approximately 2%) from the date of the second quarter results announcement (April 27, 2017) to July 27, 2017.
•

Since April 27, 2017 (date of second quarter results announcement), 18 AC drive FlexRigs with 1,500 hp drawworks and 750,000 lbs. hookload ratings were upgraded to include a 7,500 psi mud circulating system and/or multiple-well pad capability, resulting in 140 rigs in our fleet today with rig specifications in highest demand(5).

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July 27, 2017

•

During the third fiscal quarter, two FlexRig3s with walking systems were contracted and a third committed. One of the contracted rigs, the initial prototype, deployed to West Texas in May.    Initial rig operations have been strong, and the customer has been pleased with the results.

•

During the third fiscal quarter, FlexRig 531, working for an operator in the Utica Shale, drilled a total measured depth well of approximately 27,750 feet  with an extended reach lateral measuring approximately 19,500 feet.  This was completed in approximately  17 days (from spud to total depth).

•

On May 22, 2017, the Company announced the acquisition of MOTIVE Drilling Technologies, Inc., the industry leader in the use of cognitive computing to guide the directional drilling process.  The acquisition closed on June 2, 2017.

•

On June 7, 2017, Directors of the Company declared a quarterly cash dividend of $0.70 per share on the Company’s common stock payable September 1, 2017 (as filed on Form 8‑K at the time of the declaration).

Select Items Included in Net Income (or Loss) per Diluted Share

Third Quarter of Fiscal 2017 included $0.04 in after-tax income comprised of the following:

•	$0.07 of after-tax income related to retroactive revenue received for five rigs in the International Land Segment
•	$0.03 of after-tax income from long-term contract early termination compensation from customers
•	$0.01 of after-tax gains related to the sale of used drilling equipment
•	$0.02 of after-tax losses from charges related to the MOTIVE Drilling Technologies, Inc. acquisition transaction
•	$0.05 of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment

Second Quarter of Fiscal 2017 included $0.02 in after-tax income comprised of the following:

•	$0.04 of after-tax income from long-term contract early termination compensation from customers
•	$0.09 of after-tax gains related to the sale of used drilling equipment
•	$0.11 of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of July 27, 2017, the Company’s existing fleet includes 350 land rigs in the U.S., 38 international land rigs, and eight offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  One of the trademarks that appears in this release is FlexRig, which may be registered or trademarked in the U.S. and other jurisdictions.

(1)This market share estimate is derived from RigData as of July 2017.  Additionally, the drawworks capacity of each land rig included in the estimate was equal to or greater than 600 horsepower.

(2)See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.

(3)See the corresponding section of this release for details regarding the select items.

(4)The overall market’s rate of increase was calculated using the average U.S. Land rig counts from the first and second calendar quarters of 2017 as publicly published by BHGE.

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(5)These combined rig specifications are in high demand and fit the description of what some industry followers refer to as “super-spec” rigs.

Contact:  Investor Relations

investor.relations@hpinc.com

(918) 588‑5190

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HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
CONSOLIDATED STATEMENTS OF	June 30	March 31	June 30	June 30
OPERATIONS	2017	2017	2016	2017	2016

Operating Revenues:
Drilling — U.S. Land	$405,516	$330,967	$285,028	$1,000,119	$1,004,116
Drilling — Offshore	33,711	36,235	30,492	103,758	106,697
Drilling — International Land	55,075	34,757	47,983	157,863	171,529
Other	4,262	3,324	2,983	10,697	10,182
	$498,564	$405,283	$366,486	$1,272,437	$1,292,524

Operating costs and expenses:
Operating costs, excluding depreciation	337,463	296,829	186,146	881,971	684,401
Depreciation	145,043	152,777	138,690	431,667	422,336
Asset impairment charge	—	—	6,250	—	6,250
General and administrative	42,890	33,519	46,496	110,671	112,381
Research and development	3,058	2,719	2,707	8,585	7,941
Income from asset sales	(1,862)	(14,889)	(547)	(17,593)	(7,820)
	526,592	470,955	379,742	1,415,301	1,225,489

Operating income (loss)	(28,028)	(65,672)	(13,256)	(142,864)	67,035

Other income (expense):
Interest and dividend income	1,700	1,338	778	4,028	2,310
Interest expense	(6,364)	(6,084)	(6,407)	(17,503)	(16,652)
Other	(911)	174	534	(350)	926
	(5,575)	(4,572)	(5,095)	(13,825)	(13,416)

Income (loss) from continuing operations before income taxes	(33,603)	(70,244)	(18,351)	(156,689)	53,619
Income tax provision	(10,478)	(21,771)	2,842	(50,537)	33,740
Income (loss) from continuing operations	(23,125)	(48,473)	(21,193)	(106,152)	19,879

Income (loss) from discontinued operations, before income taxes	3,223	(94)	2,193	2,705	2,241
Income tax provision	1,897	251	2,200	2,233	6,113
Income (loss) from discontinued operations	1,326	(345)	(7)	472	(3,872)

NET INCOME (LOSS)	$(21,799)	$(48,818)	$(21,200)	$(105,680)	$16,007

Basic earnings per common share:
Income (loss) from continuing operations	$(0.22)	$(0.45)	$(0.20)	$(0.99)	$0.18
Income (loss) from discontinued operations	$0.01	$—	$—	$—	$(0.04)

Net income (loss)	$(0.21)	$(0.45)	$(0.20)	$(0.99)	$0.14

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.22)	$(0.45)	$(0.20)	$(0.99)	$0.17
Income (loss) from discontinued operations	$0.01	$—	$—	$—	$(0.04)

Net income (loss)	$(0.21)	$(0.45)	$(0.20)	$(0.99)	$0.13

Weighted average shares outstanding:
Basic	108,572	108,565	108,047	108,470	107,970
Diluted	108,572	108,565	108,047	108,470	108,523

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HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	June 30	September 30
CONSOLIDATED CONDENSED BALANCE SHEETS	2017	2016

ASSETS
Cash and cash equivalents	$572,787	$905,561
Short-term investments	39,894	44,148
Other current assets	637,700	622,913
Current assets of discontinued operations	7	64
Total current assets	1,250,388	1,572,686
Investments	76,986	84,955
Net property, plant, and equipment	5,062,914	5,144,733
Other assets	123,603	29,645

TOTAL ASSETS	$6,513,891	$6,832,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$333,849	$330,061
Current liabilities of discontinued operations	80	59
Total current liabilities	333,929	330,120
Non-current liabilities	1,434,196	1,445,237
Non-current liabilities of discontinued operations	3,225	3,890
Long-term debt less unamortized discount and debt issuance costs	492,637	491,847
Total shareholders’ equity	4,249,904	4,560,925

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,513,891	$6,832,019

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HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Nine Months Ended
	June 30
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2017	2016

OPERATING ACTIVITIES:
Net income (loss)	$(105,680)	$16,007
Adjustment for (income) loss from discontinued operations	(472)	3,872
Income (loss) from continuing operations	(106,152)	19,879
Depreciation	431,667	422,336
Asset impairment charge	—	6,250
Changes in assets and liabilities	(97,040)	153,624
Income from asset sales	(17,593)	(7,820)
Other	25,367	21,071
Net cash provided by operating activities from continuing operations	236,249	615,340
Net cash provided by (used in) operating activities from discontinued operations	(115)	70
Net cash provided by operating activities	236,134	615,410

INVESTING ACTIVITIES:
Capital expenditures	(300,275)	(219,549)
Purchase of short-term investments	(48,958)	(36,958)
Payment for acquisition of business, net of cash acquired	(70,416)	—
Proceeds from sale of short-term investments	53,150	32,681
Proceeds from asset sales	17,921	12,804
Net cash used in investing activities	(348,578)	(211,022)

FINANCING ACTIVITIES:
Debt issuance costs	—	(32)
Dividends paid	(229,061)	(224,040)
Exercise of stock options, net of tax withholding	10,458	483
Tax withholdings related to net share settlements of restricted stock	(5,848)	(3,912)
Excess tax benefit from stock-based compensation	4,121	761
Net cash used in financing activities	(220,330)	(226,740)

Net increase (decrease) in cash and cash equivalents	(332,774)	177,648
Cash and cash equivalents, beginning of period	905,561	729,384
Cash and cash equivalents, end of period	$572,787	$907,032

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	Three Months Ended			Nine Months Ended
	June 30	March 31	June 30	June 30
SEGMENT REPORTING	2017	2017	2016	2017	2016
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$405,516	$330,967	$285,028	$1,000,119	$1,004,116
Direct operating expenses	277,372	238,249	122,694	686,227	460,119
General and administrative expense	13,347	12,573	14,221	37,562	38,790
Depreciation	122,777	131,995	116,061	367,048	355,102
Asset impairment charge	—	—	6,250	—	6,250
Segment operating income (loss)	$(7,980)	$(51,850)	$25,802	$(90,718)	$143,855

Revenue days	16,577	13,166	7,483	39,527	29,029
Average rig revenue per day	$21,986	$22,654	$35,474	$22,902	$32,251
Average rig expense per day	$14,256	$15,612	$13,780	$14,942	$13,532
Average rig margin per day	$7,730	$7,042	$21,694	$7,960	$18,719
Rig utilization	52%	42%	24%	42%	31%

OFFSHORE OPERATIONS
Revenues	$33,711	$36,235	$30,492	$103,758	$106,697
Direct operating expenses	23,656	26,023	24,249	72,524	81,607
General and administrative expense	969	902	975	2,787	2,674
Depreciation	2,630	3,398	3,184	9,295	9,311
Segment operating income	$6,456	$5,912	$2,084	$19,152	$13,105

Revenue days	546	595	637	1,785	2,064
Average rig revenue per day	$35,644	$36,006	$25,568	$34,204	$27,086
Average rig expense per day	$24,141	$25,189	$18,823	$23,300	$19,721
Average rig margin per day	$11,503	$10,817	$6,745	$10,904	$7,365
Rig utilization	75%	77%	78%	77%	84%

INTERNATIONAL LAND OPERATIONS
Revenues	$55,075	$34,757	$47,983	$157,863	$171,529
Direct operating expenses	35,006	32,181	38,230	120,537	140,351
General and administrative expense	714	920	772	2,303	2,377
Depreciation	14,428	12,633	13,972	40,248	42,725
Segment operating income (loss)	$4,927	$(10,977)	$(4,991)	$(5,225)	$(13,924)

Revenue days	1,633	870	1,274	3,660	3,992
Average rig revenue per day	$32,708	$37,340	$34,693	$41,134	$39,382
Average rig expense per day	$19,645	$33,649	$26,156	$30,328	$29,050
Average rig margin per day	$13,063	$3,691	$8,537	$10,806	$10,332
Rig utilization	47%	25%	37%	35%	38%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$41,059	$32,704	$19,593	$94,861	$67,915
Offshore Operations	$5,181	$6,066	$5,270	$15,678	$17,687
International Land Operations	$1,663	$2,272	$3,784	$7,312	$14,316

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Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended			Nine Months Ended
	June 30	March 31	June 30	June 30
	2017	2017	2016	2017	2016
Operating income (loss)
U.S. Land	$(7,980)	$(51,850)	$25,802	$(90,718)	$143,855
Offshore	6,456	5,912	2,084	19,152	13,105
International Land	4,927	(10,977)	(4,991)	(5,225)	(13,924)
Other	(2,569)	(1,134)	(2,186)	(5,752)	(4,839)
Segment operating income (loss)	$834	$(58,049)	$20,709	$(82,543)	$138,197
Corporate general and administrative	(27,283)	(19,124)	(30,528)	(67,442)	(68,540)
Other depreciation	(3,852)	(3,822)	(4,456)	(11,751)	(12,037)
Inter-segment elimination	411	434	472	1,279	1,595
Income from asset sales	1,862	14,889	547	17,593	7,820
Operating income (loss)	$(28,028)	$(65,672)	$(13,256)	$(142,864)	$67,035

Other income (expense):
Interest and dividend income	1,700	1,338	778	4,028	2,310
Interest expense	(6,364)	(6,084)	(6,407)	(17,503)	(16,652)
Other	(911)	174	534	(350)	926
Total other income (expense)	(5,575)	(4,572)	(5,095)	(13,825)	(13,416)

Income (loss) from continuing operations before income taxes	$(33,603)	$(70,244)	$(18,351)	$(156,689)	$53,619

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SUPPLEMENTARY STATISTICAL INFORMATION

The tables and information that follow are additional statistical information that may also help provide further clarity and insight into the operations of the Company.

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS

(Used to determine adjusted per revenue day statistics, which is a non-GAAP measure)

	Three Months Ended
	June 30	March 31
	2017	2017
	(in dollars per revenue day)
U.S. Land Operations
Early contract termination revenues	$310	$453
Total impact per revenue day:	$310	$453

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	July 27	June 30	March 31	Q3FY17
	2017	2017	2017	Average
U.S. Land Operations
Term Contract Rigs	98	99	88	95.5
Spot Contract Rigs	91	91	79	86.7
Total Rigs Generating Revenue Days	189	190	167	182.2
Other Contracted Rigs	—	—	1	0.6
Total Contracted Rigs	189	190	168	182.8
Idle or Other Rigs	161	160	182	167.2
Total Marketable Fleet	350	350	350	350.0

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS

Number of Rigs Already Under Long-Term Contracts(1)

(Estimated Quarterly Average — as of 7/27/17)

	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Segment	FY17	FY18	FY18	FY18	FY18	FY19	FY19
U.S. Land Operations	95.3	83.0	53.7	43.3	33.4	27.8	20.4
International Land Operations	10.0	10.0	10.0	10.0	10.0	10.0	10.0
Offshore Operations	2.0	2.0	2.0	1.9	0.3	—	—
Total	107.3	95.0	65.7	55.2	43.8	37.8	30.4

(1) The above term contract coverage excludes long-term contracts for which the Company received early contract termination notifications as of 7/27/17. Given notifications as of 7/27/17, the Company expects to generate approximately $5 million in the fourth fiscal quarter of 2017 and approximately $15  million thereafter from early terminations corresponding to long-term contracts and related to its U.S. Land segment. All of the above rig contracts include provisions for early termination fees.

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